EXHIBIT 99.1

BROWN SHOE UPDATES FINANCIAL PERFORMANCE AT INVESTOR CONFERENCE

ST. LOUIS, MISSOURI, January 14, 2009 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced that in conjunction with its presentation at the 11th Annual ICR XChange Conference to be held at the St. Regis Monarch Beach Resort in Dana Point, California, on Thursday, January 15, at 12:55 p.m. Eastern Time, it plans to discuss certain fourth quarter-to-date performance data.  For the nine weeks ended January 3, 2009, same-store sales at the Company’s Famous Footwear division declined 1.5 percent and, as a result of the highly promotional retail environment, gross margins declined 270 basis points versus the same period last year.  Additionally, during the nine weeks, unit volume increased by 5.3 percent and inventory decreased by 3.4 percent on an average store basis versus the comparable period last year.

Ron Fromm, Brown Shoe’s Chairman and CEO, stated, “The trade-off between greater sales and lower margin during the first two months of the quarter was in-line with our expectations.  Importantly, velocity helped clear merchandise during this period and we feel good about our clean inventory position.  As usual, the bulk of our wholesale orders are planned to ship in the last week of the quarter and, as always, shipping will be dependent upon whether our retail partners take receipt in the last week in January or in the first quarter.  We now believe our adjusted earnings per share for the fourth quarter will fall within the low-end of our previously established guidance range.  Furthermore, we are working to renew and extend our $350 million revolving credit facility for five more years and have thus far received commitments of over $350 million.  These commitments are subject to typical and standard conditions, and we expect to finalize and close the amendment prior to the end of the fiscal year.”

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company’s future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) changing consumer demands which may be influenced by consumers’ disposable income, which in turn can be influenced by general economic conditions, including the availability of consumer credit; (ii) the preliminary nature of estimates of the costs and benefits of strategic business transformation, which are subject to change as the Company makes decisions and refines these estimates over time; (iii) potential disruption to the Company’s business and operations as it implements its information technology initiatives as well as the relocation of positions from its Madison, Wisconsin office to its St. Louis, Missouri headquarters; (iv) the timing and uncertainty of activities and costs related to redevelopment of the Company’s St. Louis, Missouri headquarters site as well as software implementation and business transformation; (v) the Company’s ability to utilize its new information technology system to successfully execute its growth strategy; (vi) intense competition within the footwear industry; (vii) rapidly changing fashion trends and purchasing patterns; (viii) customer concentration and increased consolidation in the retail industry; (ix) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (x) the Company's ability to attract and retain licensors and protect its intellectual property; (xi) the Company's ability to secure leases on favorable terms; (xii) the Company's ability to maintain relationships with current suppliers; (xiii) the Company’s ability to successfully execute its international growth strategy; (xiv) the uncertainties of pending litigation; and (xv) the Company’s lenders closing on the amendment and extension on the Company’s revolving credit facility. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 2, 2008, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.3 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the over 1,100-store chain that sells brand name shoes for the family, over 300 specialty retail stores in the U.S., Canada, and China under the Naturalizer, Brown Shoe Closet, FX LaSalle, Franco Sarto and Via Spiga names, and Shoes.com, the Company's e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Sam Edelman, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, Carlos by Carlos Santana, Fergie branded footwear, and Vera Wang Lavender Label Collection as well as Barbie, Fisher-Price and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

Contacts:
For investors:	For media:
Ken Golden	David Garino
Brown Shoe Company, Inc.	Fleishman-Hillard
kgolden@brownshoe.com	garinod@fleishman.com
314-854-4134	314-982-0551